EXHIBIT 99.2

[Kindred Logo appears here]

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES SECOND QUARTER RESULTS

Fiscal 2005 Earnings Guidance Revised

Board of Directors Authorizes up to $100 Million in Common Stock and Warrant Repurchases

Company Completes Credit Facility Amendments:

Acquisition Capabilities Increased by $250 Million

Common Stock and Warrant Repurchase Authorizations Increased by $150 Million

LOUISVILLE, Ky. (August 2, 2005) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced its operating results for the second quarter ended June 30, 2005. All financial and statistical information included in this press release reflects the continuing operations of the Company’s businesses for all periods presented unless otherwise indicated.

Continuing Operations

Consolidated revenues for the second quarter ended June 30, 2005 increased 18% to $1.0 billion from $886 million for the same period in 2004. Net income from continuing operations for the second quarter of 2005 totaled $50.0 million or $1.08 per diluted share compared to $25.1 million or $0.60 per diluted share in the second quarter of 2004.

Operating results for the second quarter of 2005 included certain items that, in the aggregate, increased net income by approximately $31.1 million or $0.67 per diluted share. As previously announced, the Company recorded pretax income of approximately $54.6 million ($33.6 million net of income taxes) related primarily to the settlement of a prior year hospital Medicare cost report issue which was under appeal. The Company also recorded previously announced pretax charges of $15.0 million ($9.2 million net of income taxes) related to a special recognition payment to non-executive caregivers and employees and $5.0 million ($3.1 million net of income taxes) related to a charitable donation. Second quarter 2005 operating results also included pretax income of $15.9 million ($9.8 million net of income taxes) related to recently approved retroactive nursing center Medicaid rate increases in the state of Indiana, of which approximately $2.1 million related to the first quarter of 2005 and approximately $13.8 million related to prior years.

Operating results in the second quarter of 2004 included certain items that, in the aggregate, increased net income by approximately $5.8 million or $0.14 per diluted share.

For the six months ended June 30, 2005, consolidated revenues increased 14% to $2.0 billion from $1.7 billion in the first half of 2004. Net income from continuing operations totaled $82.3 million or $1.81 per diluted share for the first six months of 2005 compared to $41.6 million or $0.98 per diluted share in the same period a year ago.

Consolidated operating results for the first half of 2005 also included favorable pretax adjustments of $2.9 million related to prior year hospital Medicare cost report settlements and $1.4 million of accrued reorganization items in connection with the completion of legal proceedings related to the Company’s reorganization, both of which were recorded in the first quarter. The aggregate effect of these items increased net income from continuing operations in the first half of 2005 by $2.6 million or $0.06 per diluted share. Operating results for the first half of 2004 included a favorable pretax adjustment of $2.2 million ($1.3 million net of income taxes or $0.03 per diluted share) related to the settlement of prior year hospital Medicare cost reports recorded in the first quarter.

Discontinued Operations

For the second quarter of 2005, the Company reported net income from discontinued operations totaling $13.4 million or $0.29 per diluted share, compared to a net loss of $2.2 million or $0.05 per diluted share in the second quarter of 2004. Operating results for discontinued operations in the second quarter of 2005 included a favorable pretax adjustment of $23.0 million ($14.1 million net of income taxes or $0.31 per diluted share) resulting from a change in estimate for professional liability reserves related primarily to the Company’s Florida and Texas nursing centers that were substantially divested in 2003.

The Company also reported a net gain of $2.7 million or $0.06 per diluted share related to the divestiture of discontinued operations in the second quarter of 2005 compared to a net loss of $1.1 million or $0.03 per diluted share in the second quarter of 2004.

For the first six months of 2005, the Company reported net income from discontinued operations totaling $18.0 million or $0.40 per diluted share compared to a net loss of $4.9 million or $0.11 per diluted share in the first half of 2004. Favorable pretax adjustments related to changes in estimates for professional liability reserves totaled $32.6 million ($20.0 million net of income taxes or $0.44 per diluted share) in the first six months of 2005.

Gains and losses related to the divestiture of discontinued operations for the first six months of 2005 and 2004 were the same as those reported for the respective second quarter periods.

Management Commentary

Paul J. Diaz, President and Chief Executive Officer, remarked, “Our reported earnings for the second quarter were strong. However, excluding the separately disclosed items, we are disappointed with our results on an adjusted basis compared to our expectations. Substantially all of the shortfall in the second quarter resulted in our hospital division where various operating challenges at five facilities primarily relating to admissions and non-government revenues negatively impacted overall divisional results compared to our plan.”

Commenting further on second quarter hospital results, Mr. Diaz noted, “While not meeting expectations, the overall hospital portfolio continued to produce strong growth in admissions and revenues and, on an adjusted basis, growth in operating income in the second quarter compared to a year ago. We believe that the operating issues we saw in the second quarter can be addressed over the balance of the year to produce better overall hospital division performance. The remainder of our hospital portfolio and our other three operating divisions generally performed in line with our expectations in the second quarter.”

Mr. Diaz also commented on the Company’s operating performance in the first half of 2005, “Excluding the separately disclosed items, our consolidated results for the first half of 2005 are well ahead of last year. Adjusted hospital results reflect 12% revenue growth and 14% growth in operating income while same-store admissions grew 4% compared to the first six months of last year. Our KPS pharmacy results have been solid this year, with our same-store pharmacies reporting net customer growth while the operating performance of our two newly acquired pharmacies was in line with our plan. Our nursing centers continue to face challenges in gaining census in the face of declines in length of stay, but our focus on improving clinical outcomes and customer service continued to result in stable professional liability costs and quality mix. In Peoplefirst Rehabilitation, we continued to make personnel and infrastructure investments to support future growth while facing a challenging labor market for therapists.”

Commenting on the Company’s growth plans, Mr. Diaz stated, “As we look ahead, our continued focus on human resources, new sales and marketing initiatives, and the expansion of our customer service and clinical programs will continue to drive our future success. We are also continuing to successfully execute our strategic development plans, having recently announced agreements to add a 50-bed hospital in the Phoenix market and a 57-bed hospital in Philadelphia, both of which are scheduled to open in the first half of 2006. We are excited about the other development opportunities in our hospital business that could result in the announcement of three to four additional facilities over the balance of 2005. Our KPS pharmacy division accelerated its development activities in the second quarter through the acquisition of a 7,300-bed institutional pharmacy in southern California on April 1. In addition, we plan to open two to three institutional pharmacies in new markets during the remainder of the year.”

Recent Developments

As previously disclosed, the Centers for Medicare and Medicaid Services (“CMS”) issued proposed rules in April 2005 that could result in a material reduction in Medicare payments to the Company’s hospitals. Following a public comment period, CMS issued these rules in their final form on August 1, 2005. The final rules provide updates to the weights for diagnosis related groups and the geometric length-of-stay thresholds that will take effect for hospital Medicare discharges occurring on or after October 1, 2005. CMS has estimated that these changes could result in an aggregate reduction in payments to long-term acute care hospitals of approximately 4.2%. The Company expects these changes to reduce Medicare revenues to its hospitals between $35 million to $40 million on an annual basis based upon historical Medicare patient volumes.

On July 28, 2005, CMS published the final rules related to revised payment rates to nursing centers. Among other things, the final rules provide for a 3.1% inflation update to all resource utilization groupings (“RUGs”) categories effective October 1, 2005. Based upon current Part A Medicare payment rates, the Company expects that these rates will increase from approximately $348 per patient day to approximately $358 per patient day on October 1, 2005.

In addition, the final rules increase the indexing of RUGs categories, expand the total RUGs categories from 44 to 53 and eliminate the 20% payment add-on for the care of higher acuity patients that had been in effect since 2000 under the Balanced Budget Refinement Act. These changes are expected to reduce Medicare Part A per diem rates to the Company’s nursing centers from $358 per patient day to approximately $343 per patient day beginning on January 1, 2006.

Revised Earnings Guidance for 2005 – Continuing Operations

The Company is increasing its fiscal 2005 earnings guidance for its continuing operations primarily due to the special items reported in the second quarter while also taking into account the recently issued Medicare reimbursement rules. Revenues for 2005 are expected to approximate $3.9 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization and rents, is expected to range from $584 million to $594 million. Professional liability costs for 2005 are expected to range from $80 million to $90 million, while depreciation, amortization and net interest costs are expected to approximate $100 million. Net income from continuing operations is expected between $123 million and $129 million, or $2.71 to $2.84 per diluted share (based upon diluted shares of 45.5 million). The Company indicated that the guidance includes the effect of favorable hospital Medicare cost report settlements, the special recognition payments to non-executive caregivers and employees, a charitable donation, accrued reorganization items and the portion of the recently approved retroactive Indiana nursing center Medicaid rate increases related to prior years, the aggregate effect of which increased net income from continuing operations in the first half of 2005 by approximately $32.4 million or $0.71 per diluted share. The Company indicated that the guidance also includes the estimated impact of the previously discussed final hospital reimbursement rules issued by CMS on August 1, 2005 that are expected to reduce Medicare payments to the Company’s hospitals by approximately $14 million ($8.6 million net of income taxes or $0.19 per diluted share) in the second half of 2005. The guidance does not include any other significant changes in third party reimbursements, the potential impact of the repurchase of any of the Company’s common stock and warrants under the equity repurchase authorization disclosed in this earnings release, or the effect of any potential acquisitions or divestitures.

The Company’s previous 2005 earnings guidance for continuing operations indicated revenues approximating $3.9 billion, operating income between $560 million and $570 million and net income ranging from $109 million to $115 million or $2.37 to $2.50 per diluted share (based upon diluted shares of 46 million). Professional liability costs were expected to range from $85 million to $95 million, while depreciation, amortization and net interest costs were expected to approximate $100 million. The previous 2005 earnings guidance also included favorable hospital Medicare cost report settlements and accrued reorganization items that increased first quarter 2005 net income from continuing operations by $2.6 million or $0.06 per diluted share. In addition, the previous 2005 earnings guidance did not include the estimated impact of the hospital reimbursement rules issued on August 1, 2005.

Mr. Diaz commented, “Our revised guidance reflects the special items recorded in the first half of the year and our adjusted operating results for the second quarter which were below our expectations. The guidance also reflects the recent changes in hospital Medicare reimbursement which should have the effect of reducing hospital revenues by approximately $14 million in the second half of the year. These regulatory developments do, however, provide the Company with additional reimbursement visibility going forward. While we will continue to face operating challenges in each of our divisions, we are confident that our consolidated results in the second half of 2005 will reflect solid growth in our operations.”

Financial Position and Cash Flows

At June 30, 2005, the Company’s cash and cash equivalents aggregated $33 million and there were no outstanding borrowings under the Company’s $300 million revolving credit facility (the “Credit Facility”).

Consolidated accounts receivable at June 30, 2005 included the impact of the favorable $55 million hospital Medicare settlement recorded in the second quarter. The Company expects to collect these amounts on or before April 30, 2006. In addition, accounts receivable at June 30, 2005 also included approximately $37 million of accrued revenues related to recently approved nursing center Medicaid rate increases in the state of Indiana recorded in the second quarter. The Company expects to collect these amounts, and pay the related $19 million of provider taxes, by the end of 2005.

Over the last two years, the Company’s limited purpose insurance subsidiary has achieved improved professional liability underwriting results. As a result, the Company received a return of capital of approximately $30 million from its limited purpose insurance subsidiary during the second quarter of 2005 to be used for general corporate purposes. These proceeds were used primarily to repay borrowings under the Credit Facility.

At June 30, 2005, the Company held for sale two hospitals and one nursing center. Assets not sold at June 30, 2005 have been measured at the lower of carrying value or estimated fair value less cost of disposal and have been classified as held for sale in the Company’s unaudited condensed consolidated balance sheet. The Company expects sales proceeds from these divestitures to approximate $10 million in 2005.

Mr. Diaz remarked, “Our balance sheet remains solid and we expect our operating cash flows to be strong over the second half of 2005 as we work to improve our accounts receivable collections.”

Board Authorization for $100 Million Common Stock and Warrant Repurchases

The Company also announced that its Board of Directors has authorized up to $100 million in common stock and warrant repurchases. The Company intends to finance any repurchases from operating cash flows or borrowings under the Credit Facility. The authorization includes both open market purchases as well as private transactions.

Credit Facility Amendments

The Company also announced the successful completion of certain amendments to its Credit Facility. The amendments (1) increase the amount permitted for acquisitions and certain investments by the Company from $150 million to $400 million, (2) provide the Company with the additional flexibility to repurchase up to $150 million of its common stock and warrants, and (3) increase the Company’s permitted capital expenditures in each fiscal year. The amendments also expand the borrowing base of the Credit Facility to include certain additional real estate holdings. In addition, the amendments clarify certain regulatory issues and expand certain representations and covenants of the Company, none of which are expected to impact the Company’s financial flexibility.

Mr. Diaz noted, “The authorization to repurchase our common stock and warrants, coupled with the Credit Facility amendments, provide Kindred with significant additional financial flexibility going forward as we continue to look at ways to grow the Company and increase shareholder value. These steps are a clear reflection of our confidence in our business plan and prospects.”

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas, Inc. (NYSE:VTR); (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, and changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in nursing center Medicare reimbursement resulting from revised RUGs payments; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, including labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) the Company’s ability to successfully dispose of unprofitable facilities; and (o) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

As noted above, the Company’s earnings guidance includes the financial measure referred to as operating income. The Company’s management uses operating income as a meaningful measure of operational performance in addition to other measures. The Company uses operating income to assess the relative performance of the Company’s operating divisions as well as the employees that operate these businesses. In addition, the Company believes this measurement is important because securities analysts and investors use this measurement to compare the Company’s performance to other companies in the healthcare industry. The Company believes that net income from continuing operations is the most comparable measure, in relation to generally accepted accounting principles, to operating income. Readers of the Company’s financial information should consider net income from continuing operations as an important measure of the Company’s financial performance because it provides the most complete measure of the Company’s performance. Operating income should be considered in addition to, not as a substitute for, or superior to, financial measures based on generally accepted accounting principles as an indicator of operating performance. A reconciliation of the estimated operating income to net income from continuing operations provided in the Company’s earnings guidance is included in this press release.

Kindred Healthcare, Inc. through it subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.

KINDRED HEALTHCARE, INC.

Financial Summary

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues	$1,045,923	$885,819	$1,985,912	$1,743,834

Income from continuing operations	$50,018	$25,054	$82,278	$41,587
Discontinued operations, net of income taxes:
Income (loss) from operations	13,402	(2,222)	18,032	(4,915)
Gain (loss) on divestiture of operations	2,647	(1,063)	2,647	(1,063)

Net income	$66,067	$21,769	$102,957	$35,609

Earnings per common share:
Basic:
Income from continuing operations	$1.33	$0.70	$2.23	$1.17
Discontinued operations:
Income (loss) from operations	0.36	(0.06)	0.49	(0.14)
Gain (loss) on divestiture of operations	0.07	(0.03)	0.07	(0.03)

Net income	$1.76	$0.61	$2.79	$1.00

Diluted:
Income from continuing operations	$1.08	$0.60	$1.81	$0.98
Discontinued operations:
Income (loss) from operations	0.29	(0.05)	0.40	(0.11)
Gain (loss) on divestiture of operations	0.06	(0.03)	0.06	(0.03)

Net income	$1.43	$0.52	$2.27	$0.84

Shares used in computing earnings per common share:
Basic	37,495	35,536	36,907	35,475
Diluted	46,367	41,913	45,456	42,333

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues	$1,045,923	$885,819	$1,985,912	$1,743,834

Salaries, wages and benefits	542,416	486,542	1,057,436	970,591
Supplies	146,043	119,442	274,326	234,938
Rent	69,579	65,121	137,575	128,740
Other operating expenses	179,200	147,300	331,367	289,621
Depreciation and amortization	25,586	22,241	49,700	43,802
Interest expense	2,439	4,713	4,439	8,367
Investment income	(3,031)	(1,823)	(5,379)	(3,037)

	962,232	843,536	1,849,464	1,673,022

Income from continuing operations before reorganization items and income taxes	83,691	42,283	136,448	70,812
Reorganization items	—	(304)	(1,371)	(304)

Income from continuing operations before income taxes	83,691	42,587	137,819	71,116
Provision for income taxes	33,673	17,533	55,541	29,529

Income from continuing operations	50,018	25,054	82,278	41,587
Discontinued operations, net of income taxes:
Income (loss) from operations	13,402	(2,222)	18,032	(4,915)
Gain (loss) on divestiture of operations	2,647	(1,063)	2,647	(1,063)

Net income	$66,067	$21,769	$102,957	$35,609

Earnings per common share:
Basic:
Income from continuing operations	$1.33	$0.70	$2.23	$1.17
Discontinued operations:
Income (loss) from operations	0.36	(0.06)	0.49	(0.14)
Gain (loss) on divestiture of operations	0.07	(0.03)	0.07	(0.03)

Net income	$1.76	$0.61	$2.79	$1.00

Diluted:
Income from continuing operations	$1.08	$0.60	$1.81	$0.98
Discontinued operations:
Income (loss) from operations	0.29	(0.05)	0.40	(0.11)
Gain (loss) on divestiture of operations	0.06	(0.03)	0.06	(0.03)

Net income	$1.43	$0.52	$2.27	$0.84

Shares used in computing earnings per common share:
Basic	37,495	35,536	36,907	35,475
Diluted	46,367	41,913	45,456	42,333

KINDRED HEALTHCARE, INC.

Condensed Consolidated Balance Sheet

(Unaudited)

(In thousands, except per share amounts)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$33,369	$69,128
Cash – restricted	5,552	6,054
Insurance subsidiary investments	206,561	238,856
Accounts receivable less allowance for loss	572,528	400,517
Inventories	40,549	35,025
Deferred tax assets	70,137	70,137
Assets held for sale	10,336	22,672
Other	30,785	31,954

	969,817	874,343

Property and equipment	821,638	765,586
Accumulated depreciation	(323,745)	(273,880)

	497,893	491,706

Goodwill	59,335	31,582
Insurance subsidiary investments	64,156	41,651
Deferred tax assets	91,466	91,180
Other	84,920	62,831

	$1,767,587	$1,593,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$109,142	$122,176
Salaries, wages and other compensation	249,091	230,056
Due to third party payors	18,031	33,910
Professional liability risks	69,678	82,609
Other accrued liabilities	99,189	76,985
Income taxes	92,188	26,748
Long-term debt due within one year	5,737	5,282

	643,056	577,766

Long-term debt	29,571	32,544
Professional liability risks	187,629	204,713
Deferred credits and other liabilities	62,108	58,485

Stockholders’ equity:
Common stock, $0.25 par value; authorized 175,000 shares; issued 38,709 shares – June 30, 2005 and 37,189 shares – December 31, 2004	9,677	9,297
Capital in excess of par value	662,873	636,015
Deferred compensation	(9,687)	(7,353)
Accumulated other comprehensive income (loss)	(30)	468
Retained earnings	182,390	81,358

	845,223	719,785

	$1,767,587	$1,593,293

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$66,067	$21,769	$102,957	$35,609
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,586	22,613	49,700	44,659
Amortization of deferred compensation costs	2,084	1,535	3,996	3,278
Provision for doubtful accounts	4,487	5,134	9,474	13,250
(Gain) loss on divestiture of discontinued operations	(2,647)	1,063	(2,647)	1,063
Reorganization items	—	(304)	(1,371)	(304)
Other	(1,012)	5,040	(1,198)	4,938
Change in operating assets and liabilities:
Accounts receivable	(106,228)	39,247	(165,360)	(15,057)
Inventories and other assets	4,840	4,221	(5,519)	(5,247)
Accounts payable	2,708	(1,625)	263	(4,809)
Income taxes	38,552	13,823	63,884	23,735
Due to third party payors	(5,300)	(11,797)	(15,879)	(15,534)
Other accrued liabilities	9,534	15,543	18,325	6,481

Net cash provided by operating activities	38,671	116,262	56,625	92,062

Cash flows from investing activities:
Purchase of property and equipment	(28,598)	(17,657)	(46,561)	(35,538)
Acquisition of healthcare facilities	(46,277)	(8,346)	(73,877)	(8,346)
Acquisition deposit	31,500	—	—	—
Sale of assets	10,049	6,514	11,104	6,884
Surety bond deposits	2,700	4,402	2,700	4,402
Purchase of insurance subsidiary investments	(91,312)	(4,767)	(205,196)	(14,543)
Sale of insurance subsidiary investments	105,771	8,209	190,362	13,881
Net change in insurance subsidiary cash and cash equivalents	11,286	(18,395)	24,397	(35,215)
Net change in other investments	3,719	2,628	3,719	4,405
Other	(94)	236	(193)	374

Net cash used in investing activities	(1,256)	(27,176)	(93,545)	(63,696)

Cash flows from financing activities:
Net change in revolving credit borrowings	(25,200)	63,100	—	80,000
Repayment of long-term debt	(1,302)	(101,615)	(2,518)	(102,647)
Payment of deferred financing costs	(165)	(3,355)	(203)	(3,355)
Issuance of common stock	6,036	3,049	22,735	3,516
Other	1,014	(3,023)	(18,853)	(7,335)

Net cash (used in) provided by financing activities	(19,617)	(41,844)	1,161	(29,821)

Change in cash and cash equivalents	17,798	47,242	(35,759)	(1,455)
Cash and cash equivalents at beginning of period	15,571	17,827	69,128	66,524

Cash and cash equivalents at end of period	$33,369	$65,069	$33,369	$65,069

KINDRED HEALTHCARE, INC.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second
Revenues	$858,015	$885,819	$884,254	$903,135	$939,989	$1,045,923

Salaries, wages and benefits	484,049	486,542	496,678	494,872	515,020	542,416
Supplies	115,496	119,442	121,409	122,873	128,283	146,043
Rent	63,619	65,121	66,441	66,749	67,996	69,579
Other operating expenses	142,321	147,300	145,177	151,431	152,167	179,200
Depreciation and amortization	21,561	22,241	22,960	23,476	24,114	25,586
Interest expense	3,654	4,713	2,535	1,912	2,000	2,439
Investment income	(1,214)	(1,823)	(1,603)	(1,791)	(2,348)	(3,031)

	829,486	843,536	853,597	859,522	887,232	962,232

Income from continuing operations before reorganization items and income taxes	28,529	42,283	30,657	43,613	52,757	83,691
Reorganization items	—	(304)	—	—	(1,371)	—

Income from continuing operations before income taxes	28,529	42,587	30,657	43,613	54,128	83,691
Provision for income taxes	11,996	17,533	12,130	17,804	21,868	33,673

Income from continuing operations	16,533	25,054	18,527	25,809	32,260	50,018
Discontinued operations, net of income taxes:
Income (loss) from operations	(2,693)	(2,222)	4,598	796	4,630	13,402
Gain (loss) on divestiture of operations	—	(1,063)	(7,557)	(7,202)	—	2,647

Net income	$13,840	$21,769	$15,568	$19,403	$36,890	$66,067

Earnings per common share:
Basic:
Income from continuing operations	$0.47	$0.70	$0.51	$0.71	$0.89	$1.33
Discontinued operations:
Income (loss) from operations	(0.08)	(0.06)	0.13	0.02	0.13	0.36
Gain (loss) on divestiture of operations	—	(0.03)	(0.21)	(0.20)	—	0.07

Net income	$0.39	$0.61	$0.43	$0.53	$1.02	$1.76

Diluted:
Income from continuing operations	$0.38	$0.60	$0.44	$0.61	$0.73	$1.08
Discontinued operations:
Income (loss) from operations	(0.06)	(0.05)	0.11	0.02	0.10	0.29
Gain (loss) on divestiture of operations	—	(0.03)	(0.18)	(0.17)	—	0.06

Net income	$0.32	$0.52	$0.37	$0.46	$0.83	$1.43

Shares used in computing earnings per common share:
Basic	35,414	35,536	35,939	36,200	36,312	37,495
Diluted	42,721	41,913	42,293	42,639	44,410	46,367

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data

(Unaudited)

(In thousands)

	2004 Quarters					2005 Quarters
	First	Second	Third		Fourth	First	Second
Revenues:
Hospital division	$343,349	$350,097	$350,852		$354,360	$393,040	$434,562	(b)

Health services division	435,998	452,820	449,674		462,880	454,047	496,074	(c)

Rehabilitation division	52,699	52,588	61,157	(a)	61,982	64,947	65,365

Pharmacy division	79,746	84,346	96,591	(a)	99,352	107,957	131,849

	911,792	939,851	958,274		978,574	1,019,991	1,127,850
Eliminations:
Rehabilitation	(36,023)	(36,579)	(46,642	)(a)	(46,743)	(49,545)	(50,137)
Pharmacy	(17,754)	(17,453)	(27,378	)(a)	(28,696)	(30,457)	(31,790)

	(53,777)	(54,032)	(74,020)		(75,439)	(80,002)	(81,927)

	$858,015	$885,819	$884,254		$903,135	$939,989	$1,045,923

Income from continuing operations:
Operating income (loss):
Hospital division	$79,687	$86,120	$79,210	(a)	$83,933	$101,801	$134,263	(b,d)

Health services division	48,945	63,001	57,978		67,057	53,021	64,383	(c,d)

Rehabilitation division	8,519	7,265	7,737	(a)	7,910	9,711	6,989	(d)

Pharmacy division	7,609	7,729	10,853	(a)	10,871	11,454	13,298	(d)

Corporate:
Overhead	(26,834)	(30,356)	(33,028)		(33,531)	(29,115)	(38,052	)(d,e)
Insurance subsidiary	(1,777)	(1,224)	(1,760)		(2,281)	(2,353)	(2,617)

	(28,611)	(31,580)	(34,788)		(35,812)	(31,468)	(40,669)

	116,149	132,535	120,990		133,959	144,519	178,264
Reorganization items	—	304	—		—	1,371	—

Operating income	116,149	132,839	120,990		133,959	145,890	178,264
Rent	(63,619)	(65,121)	(66,441)		(66,749)	(67,996)	(69,579)
Depreciation and amortization	(21,561)	(22,241)	(22,960)		(23,476)	(24,114)	(25,586)
Interest, net	(2,440)	(2,890)	(932)		(121)	348	592

Income from continuing operations before income taxes	28,529	42,587	30,657		43,613	54,128	83,691
Provision for income taxes	11,996	17,533	12,130		17,804	21,868	33,673

	$16,533	$25,054	$18,527		$25,809	$32,260	$50,018

(a)	Effective July 1, 2004, the rehabilitation division and pharmacy division began providing services to the Company’s hospital division. Revenues in the third quarter of 2004 associated with these new arrangements aggregated $10.3 million in the rehabilitation division and $9.4 million in the pharmacy division. These new arrangements reduced hospital division operating income in the third quarter of 2004 by approximately $4.1 million while increasing rehabilitation division operating income by approximately $1.4 million and pharmacy division operating income by approximately $2.1 million.
(b)	Includes income of approximately $54.6 million related primarily to the settlement of a prior year hospital Medicare cost report issue which was under appeal.
(c)	Includes revenues of $32.2 million and operating income of $15.9 million for periods prior to April 1, 2005 related to recently approved retroactive Medicaid rate increases in the state of Indiana.
(d)	Includes a special employee recognition payment of approximately $15.0 million allocated to the hospital division ($3.9 million), health services division ($9.2 million), rehabilitation division ($1.0 million), pharmacy division ($0.7 million) and corporate office ($0.2 million).
(e)	Includes a charge of $5.0 million related to a charitable donation.

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

(In thousands)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second
Rent:
Hospital division	$22,488	$23,168	$23,898	$24,077	$24,717	$25,244

Health services division	39,799	40,398	40,923	41,064	41,486	42,225

Rehabilitation division	611	708	747	773	800	817

Pharmacy division	662	790	812	780	926	1,169

Corporate	59	57	61	55	67	124

	$63,619	$65,121	$66,441	$66,749	$67,996	$69,579

Depreciation and amortization:
Hospital division	$8,257	$8,496	$8,923	$9,401	$9,554	$9,836

Health services division	6,615	6,796	6,901	7,290	7,822	8,287

Rehabilitation division	33	37	38	51	54	56

Pharmacy division	530	583	603	718	926	1,521

Corporate	6,126	6,329	6,495	6,016	5,758	5,886

	$21,561	$22,241	$22,960	$23,476	$24,114	$25,586

Capital expenditures, excluding acquisitions (including discontinued operations):
Hospital division	$5,406	$5,177	$8,867	$10,697	$8,235	$11,289

Health services division	8,450	6,487	7,074	14,692	6,957	10,986

Rehabilitation division	47	56	19	246	2	96

Pharmacy division	773	1,075	1,004	1,977	1,075	1,506

Corporate:
Information systems	2,651	4,033	4,251	4,892	1,462	4,171
Other	554	829	1,175	1,956	232	550

	$17,881	$17,657	$22,390	$34,460	$17,963	$28,598

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

	2004 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second
Hospital data:
End of period data:
Number of hospitals	66	68	72	72	73	73
Number of licensed beds	5,245	5,396	5,569	5,569	5,603	5,603

Revenue mix % (a):
Medicare	67	64	63	63	65	71
Medicaid	7	8	8	7	6	6
Private and other	26	28	29	30	29	23

Admissions:
Medicare	6,780	6,674	6,550	6,719	7,397	7,080
Medicaid	682	789	763	741	727	823
Private and other	1,243	1,401	1,369	1,495	1,564	1,528

	8,705	8,864	8,682	8,955	9,688	9,431

Admissions mix %:
Medicare	78	75	75	75	76	75
Medicaid	8	9	9	8	8	9
Private and other	14	16	16	17	16	16

Patient days:
Medicare	206,256	200,628	190,466	190,772	207,670	209,670
Medicaid	27,670	29,228	30,435	30,200	26,660	28,361
Private and other	51,856	52,640	53,571	56,160	61,052	55,622

	285,782	282,496	274,472	277,132	295,382	293,653

Average length of stay:
Medicare	30.4	30.1	29.1	28.4	28.1	29.6
Medicaid	40.6	37.0	39.9	40.8	36.7	34.5
Private and other	41.7	37.6	39.1	37.6	39.0	36.4
Weighted average	32.8	31.9	31.6	30.9	30.5	31.1

Revenues per admission (a):
Medicare	$33,722	$33,902	$33,963	$33,466	$34,750	$43,798
Medicaid	34,701	34,102	35,889	33,155	30,295	30,887
Private and other	73,248	69,184	73,784	70,188	72,872	64,824
Weighted average	39,443	39,497	40,411	39,571	40,570	46,078

Revenues per patient day (a):
Medicare	$1,109	$1,128	$1,168	$1,179	$1,238	$1,479
Medicaid	855	921	900	814	826	896
Private and other	1,756	1,841	1,886	1,868	1,867	1,781
Weighted average	1,202	1,239	1,278	1,279	1,331	1,480

Medicare case mix index (discharged patients only)	1.26	1.25	1.21	1.19	1.22	1.25

Average daily census	3,140	3,104	2,983	3,012	3,282	3,227
Occupancy%	63.1	60.7	57.0	56.3	61.2	59.9

(a)	Includes income of $2.9 million in the first quarter of 2005, $54.6 million in the second quarter of 2005, $2.2 million in the first quarter of 2004, $3.9 million in the second quarter of 2004 and $1.6 million in the third quarter of 2004 related to certain Medicare reimbursement issues.

KINDRED HEALTHCARE, INC.

Condensed Business Segment Data (Continued)

(Unaudited)

	2004 Quarters					2005 Quarters
	First	Second		Third	Fourth	First	Second
Nursing center data:
End of period data:
Number of nursing centers:
Owned or leased	242	242		242	242	242	243
Managed	7	7		7	7	7	5

	249	249		249	249	249	248

Number of licensed beds:
Owned or leased	31,193	31,189		31,170	31,170	31,170	31,275
Managed	803	803		803	803	803	605

	31,996	31,992		31,973	31,973	31,973	31,880

Revenue mix %:
Medicare	36	33		32	32	34	32
Medicaid	46	49	(a)	50	50	48	51	(b)
Private and other	18	18		18	18	18	17

Patient days (excludes managed facilities):
Medicare	423,649	400,487		377,563	380,782	402,845	405,335
Medicaid	1,642,585	1,657,812		1,701,837	1,684,972	1,616,789	1,619,439
Private and other	396,408	399,321		404,823	410,171	393,593	391,861

	2,462,642	2,457,620		2,484,223	2,475,925	2,413,227	2,416,635

Patient day mix %:
Medicare	17	16		15	15	17	17
Medicaid	67	68		69	68	67	67
Private and other	16	16		16	17	16	16

Revenues per patient day:
Medicare Part A	$331	$331		$336	$345	$348	$347
Total Medicare (including Part B)	373	376		386	394	389	390
Medicaid	121	134	(a)	132	137	134	158	(b)
Private and other	198	200		197	198	206	210
Weighted average	177	184		181	187	188	205

Average daily census	27,062	27,007		27,002	26,912	26,814	26,556
Occupancy %	86.4	86.3		86.2	86.0	85.7	84.9

Rehabilitation data:
Revenue mix %:
Company-operated	70	71		76	75	76	77
Non-affiliated	30	29		24	25	24	23

Pharmacy data:
Number of customer licensed beds at end of period:
Company-operated	28,188	28,164		28,476	28,634	29,105	28,649
Non-affiliated	35,102	36,385		36,671	37,561	46,745	56,112

	63,290	64,549		65,147	66,195	75,850	84,761

(a)	Includes income of $8.7 million for periods prior to April 1, 2004 related to retroactive Medicaid rate increases in the state of North Carolina. Related provider tax expense of $2.8 million under this program was recorded in other operating expenses.
(b)	Includes income of $32.2 million for periods prior to April 1, 2005 related to recently approved retroactive Medicaid rate increases in the state of Indiana. Related provider tax expense of $16.3 million under this program was recorded in other operating expenses.

KINDRED HEALTHCARE, INC.

Reconciliation of Revised Earnings Guidance for 2005 – Continuing Operations

(Unaudited)

(In thousands, except per share amounts)

	2005 Earnings Guidance Range
	August 2, 2005		April 27, 2005
	Low	High	Low	High
Operating income	$584,000	$594,000	$560,000	$570,000
Rent	(278,000)	(278,000)	(277,000)	(277,000)
Depreciation and amortization	(103,000)	(103,000)	(103,000)	(103,000)
Interest, net	3,000	3,000	3,000	3,000

Income from continuing operations before reorganization items and income taxes	206,000	216,000	183,000	193,000
Reorganization items	1,400	1,400	1,400	1,400

Income from continuing operations before income taxes	207,400	217,400	184,400	194,400
Provision for income taxes	84,000	88,000	75,000	79,000

Income from continuing operations	$123,400	$129,400	$109,400	$115,400

Earnings per diluted share	$2.71	$2.84	$2.37	$2.50

Shares used in computing earnings per diluted share	45,500	45,500	46,000	46,000